Exhibit 2.2

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) is made as of August 9, 2023, by and between Sorrento Therapeutics, Inc., a Delaware corporation (the “Seller”), and Oramed Pharmaceuticals Inc., a Delaware corporation (the “Purchaser”). Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Stock Purchase Agreement.

WHEREAS, the Seller and the Purchaser are parties to that certain Stock Purchase Agreement, dated as of August 7, 2023 (the “Stock Purchase Agreement”).

WHEREAS, the Parties desire to amend the Stock Purchase Agreement as set forth herein to extend the time period after which the Stock Purchase Agreement may be terminated in the absence of the entry of a Sale Order.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties hereby agree as follows:

1.             AMENDMENT TO STOCK PURCHASE AGREEMENT

Subsection 7(e) of the Stock Purchase Agreement is hereby amended to delete the words “by August 17, 2023” in such section and to replace them with the words “by August 21, 2023.”

The definition of “Replacement DIP Facility” in the Stock Purchase Agreement is hereby amended to delete the words “August 8, 2023” in such definition and to replace them with the words “August 9, 2023.”

2.             GENERAL

A.           Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. All actions and proceedings arising out of or relating to this Amendment and the transactions contemplated hereby shall be heard and determined exclusively in the United States Bankruptcy Court for the Southern District of Texas, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding; provided, however, that, if the Bankruptcy Case is closed, any action, claim, suit or proceeding arising out of, based upon, or relating to this Agreement or the transactions contemplated herby shall be heard and determined exclusively in any state or federal court located in New York County, New York. Each Party agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

B.       Ratification. Except as expressly modified and amended by the provisions of this Amendment, all provisions of the Stock Purchase Agreement shall remain in full force and effect in accordance with their terms; provided, that in the event of any conflict between the terms of the Amendment and the terms of the Stock Purchase Agreement the terms of this Amendment shall control. References to the Stock Purchase Agreement in other documents and agreements will be deemed to be references to the Stock Purchase Agreement, as amended by this Amendment, regardless of whether such documents and agreements refer to any amendments of the Stock Purchase Agreement.

C.       Miscellaneous Provisions. The provisions of Sections 10(e) (Notices), 10(i) (Entire Agreement; Waiver and Amendment) and 10(j) (Counterparts) of the Stock Purchase Agreement shall each apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Stock Purchase Agreement as of the date first written above.

SELLER:

SORRENTO THERAPEUTICS, INC.

By:	/s/ Mohsin Y. Meghji
Name:	Mohsin Y. Meghji
Title:	Chief Restructuring Officer

PURCHASER:

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	Chief Executive Officer